                          AGREEMENT AND PLAN OF MERGER


                                      Among


                                  CENTRICA PLC,


                         WINDSOR ACQUISITION CORPORATION


                                       and


                             NEWPOWER HOLDINGS, INC.


                          Dated as of February 22, 2002

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated as of February 22, 2002 (this "Agreement"), among Centrica plc, a public limited company organized under the laws of England and Wales ("Parent"), Windsor Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and NewPower Holdings, Inc., a Delaware corporation (the "Company"; together with Purchaser, the "Constituent Corporations").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS the respective Boards of Directors of Parent, Purchaser and the Company have determined that the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement would be advantageous and beneficial to their respective corporations and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies;

                  WHEREAS in furtherance thereof, it is proposed that Purchaser will make a tender offer (as such offer may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of the Company's common stock, par value U.S. $0.01 per share (the "Company Common Stock"), for U.S. $1.05, subject to adjustment as set forth in
Section 1.1(d), per share of Company Common Stock (such amount, or any other amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in Section 1.1(b));

                  WHEREAS the respective Boards of Directors of Parent, Purchaser and the Company have approved and declared advisable this Agreement, the Offer and the merger (the "Merger") of Purchaser with and into the Company (after such time, the "Surviving Corporation") following the consummation of the Offer, upon the terms and subject to the conditions hereof, whereby pursuant to the Offer each issued and outstanding share of Company Common Stock properly tendered and not withdrawn will be purchased by Purchaser at a price per share equal to the Per Share Amount, net to the seller in cash, and subsequent to the Offer, each issued and outstanding share of Company Common Stock not owned, directly or indirectly, by the Company, Parent or any of their respective Subsidiaries (as defined in Section 3.1(b)), excluding shares of Company Common Stock held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of shares of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (each such person, a "Dissenting Stockholder"), will be converted into the right to receive the Per Share Amount;

                  WHEREAS the Company, Enron Corp. ("Enron") and certain affiliates of Enron and the Company have entered into the Enron Master Termination Agreement, dated as of the date hereof and attached hereto as Exhibit A (the "Enron Master Termination Agreement"), providing, among other things, and subject to the approval of the Enron Master Termination Agreement by the U.S. Bankruptcy Court for the Southern District of New York (the

                                TABLE OF CONTENTS

                                                                                        PAGE
                                    ARTICLE I
                                    THE OFFER

Section 1.1     The Offer.............................................................    2

                                   ARTICLE II
                                   THE MERGER

Section 2.1     Effective Time of the Merger..........................................    5
Section 2.2     Closing...............................................................    5
Section 2.3     Effects of the Merger.................................................    5
Section 2.4     Certificate of Incorporation and By-Laws..............................    5
Section 2.5     Directors.............................................................    6
Section 2.6     Officers..............................................................    6
Section 2.7     Board of Directors; Committees........................................    6

                                   ARTICLE III
                            CONVERSION OF SECURITIES

Section 3.1     Conversion of Capital Stock...........................................    7
Section 3.2     Exchange of Certificates..............................................    8
Section 3.3     No Further Ownership Rights in Company Common Stock...................    8
Section 3.4     Closing of Company Transfer Books.....................................    9
Section 3.5     Withholding...........................................................    9
Section 3.6     Lost, Stolen or Destroyed Certificates................................    9
Section 3.7     Further Assurances....................................................    9

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization..........................................................   10
Section 4.2     Capitalization........................................................   10
Section 4.3     Authority.............................................................   11
Section 4.4     Consents and Approvals; No Violations.................................   12
Section 4.5     No Regulation as Public Utility.......................................   13
Section 4.6     SEC Reports and Financial Statements..................................   13
Section 4.7     Disclosure Documents..................................................   14
Section 4.8     Litigation............................................................   15
Section 4.9     No Material Adverse Change; Material Agreements.......................   15
Section 4.10    Taxes.................................................................   15
Section 4.11    Benefit Plans; Labor Matters; Employment-Related Agreements...........   17
Section 4.12    Opinion of Financial Advisor..........................................   19
Section 4.13    Board Approval; Certain Antitakeover Provisions Not Applicable........   19
Section 4.14    Intellectual Property.................................................   20
Section 4.15    Vote Required.........................................................   21
Section 4.16    Brokers...............................................................   21
Section 4.17    Environmental Matters.................................................   21

Section 4.18    Tangible Property; Real Property and Leases...........................   22
Section 4.19    Contracts.............................................................   23
Section 4.20    PECO..................................................................   24

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 5.1     Organization..........................................................   24
Section 5.2     Authority.............................................................   24
Section 5.3     Consents and Approvals; No Violations.................................   25
Section 5.4     Disclosure Documents..................................................   25
Section 5.5     Financing.............................................................   26
Section 5.6     Brokers...............................................................   26

                                   ARTICLE VI
                                    COVENANTS

Section 6.1     Conduct of Business of the Company....................................   26
Section 6.2     Reasonable Efforts....................................................   29
Section 6.3     Access to Information.................................................   30
Section 6.4     Company Stockholders Meeting..........................................   30
Section 6.5     Company Stock Plan; Warrants..........................................   31
Section 6.6     Company Benefit Plans.................................................   32
Section 6.7     No Solicitation.......................................................   32
Section 6.8     Fees and Expenses.....................................................   33
Section 6.9     Notification of Certain Matters.......................................   35
Section 6.10    Certain Agreements....................................................   35
Section 6.11    Public Announcements..................................................   35
Section 6.12    State Takeover Laws...................................................   35
Section 6.13    Indemnification.......................................................   36
Section 6.14    Additional Agreements.................................................   37

                                   ARTICLE VII
                                   CONDITIONS

Section 7.1     Conditions to Each Party's Obligation To Effect the Merger............   38

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1     Termination...........................................................   38
Section 8.2     Effect of Termination.................................................   40
Section 8.3     Trading Arrangements..................................................   40

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1     Nonsurvival of Representations and Warranties.........................   40
Section 9.2     Amendment.............................................................   40
Section 9.3     Extension; Waiver.....................................................   41
Section 9.4     Notices...............................................................   41
Section 9.5     Interpretation........................................................   42

Section 9.6     Counterparts..........................................................   43
Section 9.7     Entire Agreement; No Third Party Beneficiaries........................   43
Section 9.8     GOVERNING LAW.........................................................   43
Section 9.9     Specific Performance..................................................   43
Section 9.10    Assignment............................................................   43
Section 9.11    Validity..............................................................   43
Section 9.12    Procedure for Termination, Amendment, Extension or Waiver.............   43

"Bankruptcy Court"), for the mutual release of liabilities and the termination of agreements between Enron and certain of its affiliates and the Company and certain of its Subsidiaries and all obligations thereunder;

                  WHEREAS the Company and Enron and certain affiliates of Enron and the Company have entered into the Enron Settlement Agreement, dated as of the date hereof and attached hereto as Exhibit B (the "Enron Settlement Agreement"), providing, among other things, and subject to the approval of the Enron Settlement Agreement by the Bankruptcy Court, for the final settlement by Enron and certain of its affiliates and the Company and certain of its Subsidiaries of all obligations under all transactions between such parties and their respective affiliates as described therein, and the release of all liens on the assets of the Company and its Subsidiaries with respect thereto;

                  WHEREAS Parent, Purchaser, Enron and various affiliates of Enron have entered into the Enron Tender Agreement, dated as of the date hereof and attached hereto as Exhibit C (the "Enron Tender Agreement"), providing, among other things, that, subject to the approval of the Enron Tender Agreement by the Bankruptcy Court, each Enron party shall tender all shares of Company Common Stock owned by such party, and shall cause its Subsidiaries to tender all shares of Company Common Stock owned by such Subsidiaries pursuant to the Offer;

                  WHEREAS DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership and the other stockholders of the Company, named on the signature pages thereto have entered into the DLJ Tender Agreement, dated as of the date hereof and attached hereto as Exhibit D (the "DLJ Tender Agreement"), providing, among other things, that the stockholders party thereto shall tender all shares of Company Common Stock owned by them pursuant to the Offer; and

                  WHEREAS Parent, Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                    THE OFFER

                  Section 1.1 The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or circumstances set forth in Annex A hereto (other than in clauses (i), (ii), (iii) or (iv) of the first paragraph of Annex A titled "Certain Conditions of the Offer", or paragraphs (h), (i), (j) or (l) thereof) shall have occurred or be existing (unless waived), within five business days of the date hereof, Purchaser will commence the Offer for all outstanding shares of Company Common Stock. The Offer shall be subject only to the conditions set forth in Annex A hereto; provided, that, Purchaser may waive any condition; provided, further, that Purchaser shall not, without the prior consent of the Company (unless the

Company takes any action permitted to be taken pursuant to the proviso of
Section 6.7(a)), (i) waive the Minimum Condition (as defined in Annex A), (ii) reduce the number of shares of Company Common Stock subject to the Offer, (iii) except as provided in Section 1.1(d), reduce the Per Share Amount, (iv) modify or add to the conditions set forth in Annex A, (v) except as provided herein, extend the Offer or (vi) change the form of consideration payable in the Offer. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty business days after the date that the Offer is commenced (the "Initial Expiration Date", and any expiration time and date established pursuant to an authorized extension of the Offer, if any, as so extended, the "Expiration Date"). Notwithstanding the foregoing, Purchaser may (i) extend the Offer for not more than an additional ten business days each time if at the Initial Expiration Date or any subsequent Expiration Date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Company Common Stock are not satisfied, (ii) extend the Offer for any period required by any order, decree or ruling of, or any rule, regulation, interpretation or position of, any Governmental Entity (as defined in Section 4.4(a)) applicable to the Offer, or (iii) provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Offer will be made by means of an offer to purchase (the "Offer to Purchase") and related letter of transmittal containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer as of the Initial Expiration Date or any subsequent final Expiration Date, Parent will accept for payment and pay for all shares of Company Common Stock duly tendered and not withdrawn promptly after such Expiration Date. Parent shall cause Purchaser to accept tenders of shares of Company Common Stock through the delivery of certificates representing Warrants (as defined in Section 4.2.(a)) pursuant to such procedures as Parent or Purchaser may specify in the Offer; provided, that such procedures permit each tendering holder of Warrants to receive the same amount such holder would have received had the holder exercised the Warrant for Shares prior to tender, less $0.05 per Share. Subject to Section 6.7, the Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements thereto and including the exhibits thereto, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") as soon as practicable on the date the Offer is commenced. Each of the Company, Parent and Purchaser will promptly correct any information provided by it for use in the
Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Company Common Stock to whom the Offer was sent, in each case as and to the extent required by applicable law.

                  (b) On the date of commencement of the Offer, Parent and Purchaser will file, with the SEC, a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. Parent agrees, as to the Schedule TO and the included Offer to Purchase and related letter of transmittal (which, with the documents included in the Schedule TO, pursuant to which the Offer shall be made and together with any supplements thereto and including the exhibits thereto, constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and Purchaser will disseminate the Offer to Purchase, the related letter of transmittal and other Offer Documents (other than the

Schedule TO) to holders of Company Common Stock and holders of Warrants. Each of Parent, Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents or Schedule 14D-9, as the case may be, that becomes false or misleading in any material respect, and each of Parent and Purchaser will take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC, and the other Offer Documents or Schedule 14D-9, as the case may be, as so corrected to be disseminated to holders of shares of Company Common Stock and holders of Warrants, in each case as and to the extent required by applicable law. The Company and its counsel, as to the Offer Documents, and Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review and comment on such documents prior to their being filed with the SEC and to review any comments received from the SEC with respect to such documents, and Purchaser and the Company agree to give reasonable consideration to the comments of the Company and its counsel and Purchaser and its counsel, respectively. The Company and its counsel and Purchaser and its counsel will provide Purchaser and its counsel, on the one hand, and the Company and its counsel, on the other hand, with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Offer, the Offer Documents, the Merger or this Agreement.

                  (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Purchaser a list, as of a recent date, of the record holders of shares of Company Common Stock and the record holders of Warrants and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of Company Common Stock, and all record holders of Warrants and lists of security positions of shares of Company Common Stock held in stock depositories. The Company will furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and record holders of Warrants and their addresses, mailing labels and lists of security positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock and the record and beneficial holders of Warrants.

                  (d) Subject to Section 1.1(f), the Per Share Amount shall be adjusted on the first date that all conditions to the Offer, other than clause (j) of Annex A, are satisfied (the "Determination Date") in accordance with the formula set forth on Schedule 1.1. The Per Share Amount shall be so adjusted no more than once.

                  (e) If the Per Share Amount shall be adjusted in accordance with Section 1.1(d), Purchaser shall extend the Offer so that it expires on the tenth business day after the Determination Date; provided, that, in no event shall Purchaser be obligated to further extend the Offer if any condition to the Offer that was satisfied on the Determination Date is not satisfied at the Expiration Date.

                  (f) Notwithstanding the foregoing, (i) if the Per Share Amount as adjusted is less than U.S. $0.80, the Company shall have a right to give Parent and Purchaser irrevocable written notice on the Determination Date terminating this Agreement and this Agreement shall terminate at 5:00 p.m. New York City time on the business day after such notice unless Parent and Purchaser agree in writing prior to such time that the Per Share Amount shall be U.S. $0.80, notwithstanding the adjustment or (ii) if the Per Share Amount as adjusted is more than U.S.

$1.30, Parent and Purchaser shall have a right to give the Company irrevocable written notice on the Determination Date terminating this Agreement and this Agreement shall terminate at 5:00 p.m. New York City time on the business day after such notice unless the Company shall agree in writing prior to such time that the Per Share Amount shall be U.S. $1.30, notwithstanding the adjustment.

                                   ARTICLE II
                                   THE MERGER

                  Section 2.1 Effective Time of the Merger.

                  (a) Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.1(b)), with the Company continuing as the Surviving Corporation and succeeding to and assuming all the rights and obligations of Purchaser in accordance with the DGCL.

                  (b) Upon the terms and subject to the conditions hereof, a certificate of merger or other appropriate documents (the "Certificate of Merger") will be duly prepared and executed by the Company and Purchaser and thereafter delivered to the Delaware Secretary of State (the "Filing Office") for filing as provided in the DGCL as soon as practicable on the Closing Date (as defined in Section 2.2). The Merger will become effective upon the filing of the Certificate of Merger with the Filing Office or at such other later date or time as Purchaser and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  Section 2.2 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day following the satisfaction or, if permissible, waiver of each of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to by the parties hereto.

                  Section 2.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the DGCL. The title to any real estate or any interest therein vested, by deed or otherwise, in the Company or Purchaser shall not revert or in any way become impaired by reason of the Merger.

                  Section 2.4 Certificate of Incorporation and By-Laws.

                  (a) The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is "NewPower Holdings, Inc."

                  (b) The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until amended in accordance therewith and with applicable law.

                  Section 2.5 Directors. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

                  Section 2.6 Officers. The officers of Purchaser at the Effective Time (which may include certain of the officers of the Company) will be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                  Section 2.7 Board of Directors; Committees. If requested by Parent, the Company will, promptly following the purchase by Purchaser of shares of Company Common Stock pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of shares of Company Common Stock so accepted for payment and paid for by Purchaser or Parent plus any shares of Company Common Stock beneficially owned by Parent or its affiliates on the date of Parent's request bears to the total amount of outstanding shares of Company Common Stock at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board of Directors of the Company, or secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Board of Directors of the Company, provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have at least three members (the "Independent Directors") who are neither officers of Parent or Purchaser nor designees, shareholders or affiliates of Parent or Purchaser. At such time, the Company, if so requested, will cause persons designated by Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company, and each board of directors of each Subsidiary of the Company and each committee of each such board (in each case involving Subsidiaries of the Company to the extent of the Company's ability to cause the election of such persons). The Company's obligations to appoint designees to the Board of Directors of the Company shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.7 (provided that Purchaser shall have provided to the Company on a timely basis and shall be responsible for all information required to be included in the Schedule 14D-9 with respect to such designees) and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule.

                                   ARTICLE III
                            CONVERSION OF SECURITIES

                  Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or of Purchaser:

                  (a) Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value U.S.$0.01 per share, of the Surviving Corporation.

                  (b) All shares of Company Common Stock that are owned, directly or indirectly, by the Company or any Subsidiary of the Company and any shares of Company Common Stock owned, directly or indirectly, by Parent, Purchaser or any other Subsidiary of Parent shall be cancelled and shall cease to exist and no cash, shares of capital stock of Parent or Purchaser or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding any partnership, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary all the common equity interests of which are owned directly or through wholly owned Subsidiaries by such entity.

                  (c) Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Per Share Amount paid pursuant to the Offer (the "Merger Consideration"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 3.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

                  Section 3.2 Exchange of Certificates.

                  (a) Paying Agent. Parent shall authorize a commercial bank (or other person) in the United States reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates.

                  (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to promptly provide to the Paying Agent, as required from time to time following the Effective Time, all the funds necessary to pay for the shares of Company Common Stock pursuant to Section 3.1.

                  (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section
3.1 (after giving effect to any required tax withholdings), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1 (after giving effect to any required tax withholdings). Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Section 3.2 would otherwise escheat to or become the property of any governmental body or agency), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  Section 3.3 No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

                  Section 3.4 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no registration of transfers of shares of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

                  Section 3.5 Withholding. The Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

                  Section 3.6 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance herewith. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  Section 3.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Purchaser as follows:

                  Section 4.1 Organization.

                  (a) Each of the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, has not had and is not reasonably likely to have a Company material adverse effect (as such term is used in this Agreement, as provided in Section 9.5) or the effect of impairing the ability of the Company to perform its obligations under this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company material adverse effect or the effect of impairing the ability of the Company to perform its obligations under this Agreement.

                  (b) The Company has heretofore made available to Parent a complete and correct copy of the charter and By-Laws or comparable organization documents, each as amended to date, of the Company and each of its Subsidiaries. Such charters, By-Laws and comparable organizational documents are in full force and effect. Neither the Company nor any Subsidiary of the Company is in violation of any provision of its charter, By-Laws or comparable organizational documents.

                  Section 4.2 Capitalization.

                  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock of which, as of February 1, 2002, 62,866,568 shares were issued and outstanding and (ii) 50,000,000 shares of Preferred Stock, par value U.S. $0.01 per share, of which, as of the date hereof, none are issued or outstanding. As of the date of this Agreement, 5,587 shares of Company Common Stock are owned by the Company or its Subsidiaries. No shares of capital stock of the Company have been acquired by the Company that are subject to any future payment obligation. No shares of Common Stock are subject to issuance except, as of February 1, 2002
(i) the Company had subject to issuance 16,892,917 shares of Common Stock upon exercise of options then outstanding under the Company's 2000 Stock Plan (the "Company Stock Plan"), (ii) not more than 64,419,200 shares of Common Stock were subject to issuance upon exercise of outstanding Class A warrants (the "Warrants") issued by the Company and (iii) not more than 23,809 shares of Common Stock were subject to issuance upon vesting of restricted stock under the Company Stock Plan. Since February 1, 2002, the Company has not issued any shares of its capital stock, except for the issuance of Company Common Stock upon the exercise of options granted under the Company Stock Plan which were outstanding on February 1, 2002, and has not repurchased, redeemed or otherwise retired any shares of its capital stock and has not agreed to issue any shares of its capital stock. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Stock Plan or upon exercise of the Warrants will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. Upon consummation of the Merger, each option outstanding shall be canceled and entitle the holder thereof only to receive an amount in cash, if any, of the excess of the Merger Consideration over the per share exercise price of such option times the number of shares of Company Common Stock covered thereby.

                  (b) Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereof, and, except as disclosed in Section 4.2(b) of the disclosure letter dated the date hereof from the Company to Parent (the "Company Disclosure Letter"), all such shares are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights or encumbrance of any kind (collectively, "Liens"). Except for the capital stock of its Subsidiaries or other entities described in Section 4.2(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, trust, limited liability company or other entity.

                  (c) As of the date of this Agreement, except as disclosed in Section 4.2.(a) of this Agreement or Section 4.2(c) of the Company Disclosure Letter, (i) no bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding, (ii) there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character (collectively, "Rights") relating to the issued or unissued capital stock, treasury stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such Right and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Rights.

                  Section 4.3 Authority. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including by the approval of the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Company's stockholders as described in the preceding sentence. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

                  Section 4.4 Consents and Approvals; No Violations.

                  (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), or compliance with any law, statute, ordinance, rule or regulation that conditions, restricts, prohibits or requires any notification or disclosure with respect to, or is triggered by, the transfer, sale, lease or closure of any property, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of the Schedule 14D-9 and, if applicable, the Company Proxy Statement (as defined in Section 4.7) and such other filings as may be required by the Exchange Act and the rules and regulations promulgated thereunder, (iii) such filings, authorizations, orders and approvals with, of, to or from, the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as amended, that may be required in connection with the transactions contemplated by this Agreement (the "FERC Approvals"), (iv) the filings, authorizations, orders and approvals as may be required with, of, to or from state and local governmental authorities, including state and local utility commissions (the "Local Approvals") all of which are set forth in Section 4.4(a) of the Company Disclosure Letter, and (v) the filing of the Certificate of Merger with the Filing Office and appropriate documents with the New York Stock Exchange and the relevant authorities of other jurisdictions in which the Company is qualified to do business. Except as described in Section 4.4(a) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in any change (other than immaterial changes) in the rights or obligations under, or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries pursuant to (any such conflicts, violations, breaches, defaults, rights, changes in rights or obligations, or creations of Liens are herein referred to, collectively, as "Violations"), any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries, (ii) any oral or written loan or credit agreement, note, bond, mortgage, guarantee, indenture, lease, license, contract, agreement, arrangement, executory commitment, instrument, permit, concession, franchise or obligation

(each a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) any judgment, order, writ, award, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), for Violations that are not reasonably likely to prevent or impair the consummation of the Offer or the Merger in any respect or to impair the ability of the Company to perform its obligations under this Agreement and which, individually or in the aggregate, have not had and are not reasonably likely to have, a Company material adverse effect.

                  (b) Except as described in the Company SEC Documents (as defined in Section 4.6) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been or is in default under or in violation of (i) any judgment, order, writ, award, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (except as set forth in item 4 of Section 9.5 of the Company Disclosure Letter) or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, except for any such defaults or violations that are not reasonably likely to prevent or impair the consummation of the Offer or the Merger in any respect or to impair the ability of the Company to perform its obligations under this Agreement and which, individually or in the aggregate, have not had and are not reasonably likely to have a Company material adverse effect.

                  Section 4.5 No Regulation as Public Utility. Except as set forth in Section 4.5 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is subject to regulation as a public utility or public service company (or similar designation) by the United States, by any state in the United States or by any foreign country or political subdivision thereof. To the knowledge of the Company, Parent will not be required to register as a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, as a result of its ownership of the Company and its Subsidiaries.

                  Section 4.6 SEC Reports and Financial Statements. Since July 14, 2000, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and has heretofore made available to Parent true and complete copies of all such forms, reports, schedules, statements and documents (as they have been amended or supplemented since the time of their filing to the date hereof and including all such forms, reports, schedules, statements and documents filed with the SEC after the date of this Agreement, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included or incorporated by reference therein, (i) did not at the time they were filed, and in the case of the Company SEC Documents filed after the date hereof, will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied and, in the case of the Company SEC Documents filed after the date hereof, will comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations thereunder. The financial statements of the Company included or incorporated by reference in the Company SEC Documents comply and, in the case of the Company SEC Documents filed after the date hereof, will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been and, in the case of the Company SEC Documents filed after the date hereof, will comply with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal year-end audit adjustments which will not be material in the aggregate) and fairly present and, in the case of the Company SEC Documents filed after the date hereof, will fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments which will not be material in the aggregate) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as specifically reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, in each case filed prior to the date of this Agreement, or as disclosed in Sections 4.6, 4.9(i) or 9.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise), that are required to be reflected on the consolidated financial statements of the Company in accordance with GAAP, other than liabilities incurred after September 30, 2001 in compliance with Section 6.1 (other than clauses (p) and
(t) of Section 6.1) had such Section been applicable at that time which, individually and in the aggregate, have not had and are not reasonably likely to have a Company material adverse effect, and there are no facts or circumstances of which the management of the Company has knowledge that could result in any claims against or obligations or liabilities (absolute, accrued, fixed, contingent or otherwise) of the Company or any of its Subsidiaries, which individually or in the aggregate, have had or are reasonably likely to have a Company material adverse effect. The Company's combined unrestricted and restricted cash balances as of December 31, 2001 as determined in accordance with GAAP are as set forth in Section 4.6 of the Company Disclosure Letter.

                  Section 4.7 Disclosure Documents. (a) Neither the Schedule 14D-9 nor the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement") nor any of the information supplied by the Company or any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Information Statement or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the respective times when they are filed with the SEC or are first published, sent or given to stockholders, the Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

                  (b) The proxy or information statement relating to any meeting of the Company's stockholders that may be required to be held in connection with the Merger (as it may be amended from time to time, the "Company Proxy Statement") will not, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The Company Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  Section 4.8 Litigation. Except as disclosed in Section 4.8 of the Company Disclosure Letter, there is no suit, claim, action, litigation, proceeding, investigation or other application (hereinafter an "Action") instituted or pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which (i) individually or in the aggregate, has had or is reasonably likely to have, a Company material adverse effect or (ii) as of the date of the Agreement seeks to, or is reasonably likely to, delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, judgment, writ, award, injunction or decree other than those that impose immaterial obligations on the Company or its Subsidiaries.

                  Section 4.9 No Material Adverse Change; Material Agreements. Except as disclosed in the Company SEC Documents (i) except as described in
Section 4.9(i) and 9.5 of the Company Disclosure Letter, since September 30, 2001, there has not been any event, change or development which, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect and (ii) except as described in Section 4.19 of the Company Disclosure Letter, since September 30, 2001, neither the Company nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement or has taken any action which would have been (or is) in violation of
Section 6.1 had such Section been applicable at the time. Except as described in
Section 4.9(iii) and (iv) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent or approval from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected. The Company has furnished to Parent all the agreements ("Officer Agreements") which set forth the amounts payable to the officers of the Company and its Subsidiaries identified in Section 4.9(iv) of the Company Disclosure Letter as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

                  Section 4.10 Taxes.

                  Except as disclosed in Section 4.10 of the Company Disclosure
Letter:

                  (a) Each of the Company and its Subsidiaries has duly filed all Tax Returns (as defined in Section 4.10(c)) required to be filed by it or appropriate extensions thereof have been properly obtained, all such Tax Returns are complete and accurate and disclose all material Taxes (as defined in Section 4.10(c)) required to be paid by the Company and its Subsidiaries, and the Company and each of its Subsidiaries has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such Tax Returns and has made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section
4.10 of the Company Disclosure Letter lists the periods through which the Tax Returns required to be filed by the Company or its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim for Taxes has been asserted in writing by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Company material adverse effect, other than those heretofore paid or provided for in the Company's financial statements. There are no outstanding agreements or waivers in writing extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries and no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or of any of its Subsidiaries except liens relating to current Taxes not yet due. Except as described in Section 4.10 of the Company Disclosure Letter, no transaction contemplated by this Agreement is subject to withholding under
Section 1445 of the Code and to the knowledge of the Company, no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement. All Taxes which the Company or any of its Subsidiaries have been required by law to withhold or to collect for payment have been duly withheld or collected and paid to the appropriate taxing authority. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, other than the affiliated group of which the Company is the common parent corporation, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

                  (b) As of December 31, 2001, the net operating losses (as defined in Section 172 (c) of the Code) of the Company and its consolidated Subsidiaries for U.S. federal tax purposes that were eligible to be carried forward to taxable years beginning after December 31, 2001, and the alternative minimum tax net operating losses (determined under Section 56(d) of the Code) eligible for such carryforward are each as set forth in Item 5 of Section 4.10 of the Company Disclosure Letter. Immediately before the date hereof, the carryforward of such net operating losses was not subject to any limitation set forth under Section 382 of the Code, any SRLY limitation set forth in Treasury Regulations 1.1502-21(c) or 1.1502-22(c), or any similar limitation. Neither the Company nor any of its Subsidiaries has engaged in any extraordinary transaction since December 31, 2001, which would have the effect of reducing or limiting the amount of such net operating losses or alternative minimum, tax net operating losses eligible to be carried forward to any taxable year beginning after December 31, 2001.

                  (c) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, employment, withholding, environmental, ad valorem, alternative or add-on minimum and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be filed with a taxing authority in connection with Taxes.

                  Section 4.11 Benefit Plans; Labor Matters; Employment-Related Agreements.

                  (a) With respect to the Employee Benefit Plans (as defined in Section 4.11(b)), no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that could reasonably be expected to have a material adverse effect on the Company under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                  (b) Section 4.11(b) of the Company Disclosure Letter sets forth a true and complete list of each employee benefit plan or program maintained or contributed to by the Company or any of its Subsidiaries and covering current or former employees and directors of the Company and its Subsidiaries, including "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "ERISA Plans"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (an "Employee Benefit Plan"). True and complete copies of all Employee Benefit Plans, including any trust instruments and insurance contracts forming a part of any Employee Benefit Plans, and all amendments thereto have been provided or made available to Parent. Each Employee Benefit Plan is in compliance in all material respects with all applicable provisions of ERISA, the Code and other laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. All contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been reflected on the audited financial statements or interim financial statements of the Company. There are no material instituted, pending or threatened Actions against the Company or any of its Subsidiaries with respect to any Employee Benefit Plan.

                  (c) Except as listed in Section 4.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any written:

                  (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company or any of its Subsidiaries without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company or any of its Subsidiaries is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, employee loan agreement, or deferred compensation agreement; or

                  (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause
                  (i)), agent, or attorney-in-fact of the Company or any of its Subsidiaries.

                  (d) Except as disclosed in Section 4.11(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries have complied in all material respects with all applicable federal, state and local laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to its operations and none of them is liable in any material respect for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries, is a party to, and none of such parties is, to the knowledge of the Company, affected by or threatened with, any dispute or controversy with a union or other labor matters involving its employees. Neither the Company nor any of its Subsidiaries is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining.

                  (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, each Employee Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Employee Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of the Company, no fact or event has occurred since that date of any determination letter from the IRS which could affect adversely the qualified status of any such Benefit Plan or the exempt status of any such trust and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (f) Except as set forth in Section 4.11(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or has ever maintained or contributed to any plan or program subject to Section 302 or Title IV of ERISA or to Section 412 of the Code, including, but not limited to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever contributed to a "multiemployer plan", within the meaning of
Section 3(37) of ERISA.

                  (g) Except as set forth in Section 4.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation under any "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) to provide life insurance or medical benefits after termination of employment or retirement to any employee or dependent other than as required by Part 6 of Title I of ERISA. The Company or its Subsidiaries may amend or terminate any such employee welfare benefit plan at any time without incurring any liability thereunder.

                  (h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Benefit Plans or (z) result in any payments which would not be deductible under Section 162(m) or Section 280G of the Code.

                  (i) As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, have not had and are not reasonably likely to have, a Company material adverse effect.

                  (j) Section 4.11(j) of the Company Disclosure Letter sets forth a true and complete (i) list of each agreement or letter (or form of agreement or letter by position or category) relating to the terms and conditions of employment or consulting services entered into as of the date hereof between the Company or any of its Subsidiaries with any current or former employees or consultants of the Company or any of its Subsidiaries (the "Employment-Related Agreements") and (ii) a schedule of the current employees of the Company and its Subsidiaries, including current salary, wages and projected bonus payments for 2002 and expected date of annual employee reviews.

                  Section 4.12 Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Credit Suisse First Boston Corporation, the Company's financial advisor, to the effect that, as of the date of this Agreement, the Per Share Amount to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders (other than Parent and its affiliates) from a financial point of view, a copy of which opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Board of Directors of the Company.

                  Section 4.13 Board Approval; Certain Antitakeover Provisions Not Applicable. The Board of Directors of the Company has adopted resolutions
(i) approving and declaring advisable the Offer, the Merger and this Agreement,
(ii) declaring that it is in the best interest of the Company's stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement,
(iii) recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law) and (iv) approving the acquisition of the shares of Company Common Stock by Purchaser pursuant to the Offer and the other transactions contemplated by this Agreement. To the Company's knowledge, no state takeover statute other than those with which this Agreement complies or similar statute or regulation applies or purports to apply to the Offer, the Merger or this Agreement, or any of the transactions contemplated hereby. The restrictions of
Section 203 of the DGCL do not apply to the Company or any acquisition of shares of Company Common Stock.

                  Section 4.14 Intellectual Property. Section 4.14 of the Company Disclosure Letter contains a correct and complete list of all patents, trademarks, service marks, domain names, trade names, copyrights and mask works now or heretofore used or presently proposed to be used in the conduct of the businesses of the Company and its Subsidiaries, which are owned by the Company and its Subsidiaries and are material or are the subject of a pending application or subsisting registration (whether material or not), or which are licensed to the Company or its Subsidiaries (in such case setting forth in Section 4.14 of the Company Disclosure Letter only the relevant license agreements), excluding licensed computer software which is widely available and which is not subject to individually negotiated terms. Except as described in
Section 4.14 of the Company Disclosure Letter, (i) the Company and its Subsidiaries own exclusively all of their owned intellectual property rights required to be listed in Section 4.14 of the Company Disclosure Letter, each of which, to the Company's knowledge, is valid and enforceable, and possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, patent rights, trademarks, trademark rights, service marks, domain names, trade names, trade name rights, copyrights, mask works, know-how and other intellectual property rights and proprietary information ("IP Rights") necessary to the conduct of their businesses as presently being conducted, except where the failure to have such licenses or rights, individually or in the aggregate, has not had and is not reasonably likely to have a Company material adverse effect, (ii) neither the Company nor any of its Subsidiaries has licensed any IP Rights to any third party, (iii) the validity or enforceability of such IP Rights and the title thereto of the Company and its Subsidiaries has not been questioned in any litigation to which the Company or any of its Subsidiaries is a party, nor, to the knowledge of the Company, is any such litigation threatened; nor have any claims to such effect been made to the Company or any of its Subsidiaries, (iv) the conduct of the businesses of the Company and its Subsidiaries as now conducted does not and will not conflict with IP Rights of others in any way which, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect and (v) no proceedings are pending against the Company or any of its Subsidiaries nor, to the Company's knowledge, are any proceedings threatened against the Company or any of its Subsidiaries alleging any violation of IP Rights of any third party. The Company does not know of (x) any use that has heretofore been or is now being made of any IP Rights owned or exclusively held by the Company or any of its Subsidiaries, except by the Company or any of its Subsidiaries or by an entity duly licensed by it to use the same under an agreement described in
Section 4.14 of the Company Disclosure Letter or (y) any material infringement of any IP Right owned by or licensed by or to the Company. All IP Rights heretofore owned or held by any director, employee or officer of the Company or any of its Subsidiaries and used in any business of the Company or any of its Subsidiaries in any manner have been duly and effectively transferred to the Company or such Subsidiary. Except as described in Section 4.14 of the Company Disclosure Letter, the consummation of the Offer, the Merger and the transactions contemplated hereby will not alter or impair the rights and interests of the Company in any of the items listed in Section 4.14 of the Company Disclosure Letter, and the Surviving Corporation will have the same rights and interests in such items as the Company will have immediately prior to the Effective Time. The Company and its Subsidiaries have taken all reasonable measures to protect and preserve the confidentiality of all trade secrets and confidential information owned or held thereby, and to the knowledge of the Company, no person has made unauthorized use or disclosure of such trade secrets or confidential information. Except as set forth in Section 4.14 of the Company Disclosure Letter, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company, or to the Company's knowledge another Person, under any agreement granting IP Rights to the Company, except where such event, condition or occurrence, individually or in the aggregate, would be immaterial to the Company. No party to any such agreement has given the Company notice of its intention to cancel, terminate or fail to renew any such agreement. No party has given the Company notice of any actual or alleged breach of or default under such agreement. Each such agreement is valid and binding on the Company, and to the Company's knowledge each of the other parties thereto.

                  Section 4.15 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

                  Section 4.16 Brokers. No broker, investment banker or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which are described in the engagement letter between the Company and Credit Suisse First Boston Corporation dated October 3, 2001, a true, correct and complete copy of which has been provided by the Company to Parent, and will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  Section 4.17 Environmental Matters.

                  (a) To the knowledge of the Company, except as disclosed in Section 4.17 of the Company Disclosure Letter, the Company has not received written notice alleging that the Company or its Subsidiaries have caused or permitted or that there has been any release, emission, spill or discharge, in violation of any Environmental Laws, of any Hazardous Substances on, in, around, from or in connection with the Real Property, any property or facility which they previously owned or leased, or any property or facility owned or operated by any third party but with respect to which the Company or any of its Subsidiaries have or may reasonably be alleged to have liability, except to the extent that any such release, emission, spill or discharge, individually or in the aggregate, has not had and is not reasonably likely to have a Company material adverse effect.

                  (b) To the knowledge of the Company, the Company has disclosed to Purchaser in writing true and complete copies of all environmental audits, evaluations, assessments, studies or tests, in each case which are non-privileged, relating to the Company, its Subsidiaries and the Real Property which are in the possession of the Company and were prepared within five years prior to the date of this Agreement.

                  In this Section 4.17, "Environmental Laws", "Hazardous Substances" and "Real Property" shall have the following meanings:

         "Environmental Laws" means all legal and binding statutes, laws, regulations, ordinances, codes, rules and orders of governmental authorities relating to the protection of the environment, occupational health and safety, or the use, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances, in each case, as in effect on the date hereof;

         "Hazardous Substances" means all pollutants, contaminants, chemicals, deleterious substances, hazardous material, toxic or hazardous wastes or any other substance, matter or material regulated by or under Environmental Laws; and

         "Real Property" means the immovable property owned or leased by the Company and its Subsidiaries, the municipal address of which has been disclosed to Purchaser.

                  Section 4.18 Tangible Property; Real Property and Leases.

                  (a) The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company material adverse effect. Except as described in Section 4.18 of the Company Disclosure Letter, the consummation of the Offer, the Merger and the transactions contemplated hereby will not alter or impair the rights and interests of the Company and its Subsidiaries in and to their tangible properties and assets used to conduct their respective businesses as currently conducted or as contemplated to be conducted, and the Surviving Corporation will have the same rights and interests in such properties and assets as the Company will have immediately prior to the Effective Time.

                  (b) Except as disclosed in Section 4.18 of the Company Disclosure Letter, each parcel of real property owned or leased by the Company or any of its Subsidiaries is owned or leased free and clear of all Liens other than (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all matters of record, Liens and other imperfections of title, which, in any of the cases of (i) through (iv) individually or in the aggregate, have not had and are not reasonably likely to have a Company material adverse effect.

                  (c) All leases of real property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party requiring rental payments in excess of U.S. $100,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been further modified or amended, and there exists no default under any such lease by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any such Subsidiary, except as, individually or in the aggregate, has not had and is not reasonably likely to have a Company material adverse effect. Except as described in Section 4.18 of the Company Disclosure Letter, the consummation of the Offer, the Merger and the transactions contemplated hereby will not alter or impair the rights and interests of the Company in and to the leases described in the first sentence of this paragraph, and the Surviving Corporation will have the same rights and interests in such properties and assets as the Company will have immediately prior to the Effective Time.

                  Section 4.19 Contracts. Section 4.19 of the Company Disclosure Letter lists, under the relevant heading, all Contracts, other than Employee Benefit Plans and Employment Related Agreements disclosed in Section 4.11 of the Company Disclosure Letter and any Contracts filed prior to the date hereof as an exhibit to any Company SEC Reports, that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it or such Subsidiary is, or any of their assets or properties are, bound and which fall within any of the following categories (all Contracts required to be listed in Section 4.19 of the Company Disclosure Letter, "Material Contracts"): (a) material Contracts not entered into in the ordinary course of the Company's and its Subsidiaries' businesses; (b) joint venture and partnership agreements; (c) Contracts which contain requirements for payments in excess of U.S. $100,000;
(d) Contracts relating to any outstanding commitment for capital expenditures in excess of U.S. $250,000; (e) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or its Subsidiaries or commitments for the borrowing or the lending by the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of U.S. $100,000; (f) Contracts providing for "earn-outs" or other contingent payments by the Company; (g) Contracts associated with off balance sheet financing in excess of U.S. $100,000 in the aggregate, including but not limited to arrangements for the sale of receivables; (h) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements; (i) Contracts containing material restrictions on the Company's right to compete or exclusivity provisions granted by the Company; and (j) any other Contract which is material to the Company, irrespective of amount. All Contracts to which the Company or any of its Subsidiaries is a party or by which it or such Subsidiary is bound are valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which, if not so valid and binding, individually or in the aggregate, have not had and are not reasonably likely to have, a Company material adverse effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, have not had and would not be reasonably be expected to have, a Company material adverse effect. Described in Section 4.19(ii) of the Company Disclosure Letter are any Contracts (other than tariffs applicable to the Company's or its Subsidiaries' relationship to the relevant utility which are not otherwise required to be listed in Section
4.19 of the Company Disclosure Letter pursuant to the first sentence of this
Section 4.19), containing provisions pursuant to which the Company or its Subsidiaries may be required to post surety bonds or cash collateral with a third party, in each case specifying the amount of surety bonds and cash collateral posted in respect of such Contract as of the date hereof (such amount, the "Current Posted Amount"). As of the date hereof no party to such Contracts has requested that the Company or its Subsidiaries post surety bonds or cash collateral in excess of the Current Posted Amount set forth with respect to such Contract in Section 4.19(ii) of the Company Disclosure Letter. Described in Section 4.19(ii) of the Company Disclosure Letter are any Contracts (x) pursuant to which the Company or its Subsidiaries has provided a guarantee or credit or similar obligation in favor of a third party without a limitation as to amount set forth in such Contract and (y) any Contracts which would be covered by Section 6.1(e).

                  Section 4.20 PECO. The Company has taken all action necessary to terminate, effective within 90 days of the date hereof, the Competitive Default Services Coordination Agreement between the Company and PECO Energy Co. ("PECO"), the first amendment thereto, dated December 11, 2001, the Escrow Agreement between the Company, and State Street Bank and Trust Company as escrow agent, dated December 13, 2000 and any other Contracts to which both the Company or any of its Subsidiaries and PECO are party (collectively, the "PECO Contracts") and to return all PECO customers to PECO in accordance with the terms of the PECO Contracts. The aggregate amount of liabilities or obligations for which the Company and its Subsidiaries may be liable to PECO and its affiliates pursuant to the agreements with PECO arising out of or relating to the termination of the PECO Contracts and the Company's return of all PECO customers to PECO, shall not exceed the amount set forth in Section 6.1(g) of the Company Disclosure Letter.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

                  Section 5.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, has not had and is not reasonably likely to prevent the consummation of the Offer or the Merger in any material respect or to impair the ability of Parent or Purchaser to perform its obligations under this Agreement and which, individually or in the aggregate, have not had and are not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries.

                  Section 5.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the Offer, the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser and have been approved by the sole shareholder of Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

                  Section 5.3 Consents and Approvals; No Violations. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or compliance with any law, statute, ordinance, rule or regulation that conditions, restricts, prohibits or requires any notification or disclosure with respect to, or is triggered by, the transfer, sale, lease or closure of any property, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Offer, the Merger or the other transactions contemplated hereby, except for
(i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC by Parent and Purchaser of the Offer Documents and of such reports as may be required by the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Filing Office and appropriate documents with the relevant authorities of states in which the Company is qualified to do business,
(iv) any FERC Approvals and Local Approvals, all of which are set forth in
Section 5.3 of the disclosure letter dated the date hereof from Parent to the Company (the "Parent Disclosure Letter"), (v) any applicable requirements of the London Stock Exchange and (vi) the filings, approvals, orders, notices, registrations, declarations and consents as may be required under any applicable state takeover or similar laws. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Violations of any of the terms, conditions or provisions of
(i) the respective certificates or articles of incorporation or by-laws or comparable organizational documents of Parent or Purchaser, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) any judgment, order, writ, award, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets except, in the case of clause (ii), for Violations that are not reasonably likely to prevent the consummation of the Offer or the Merger in any material respect or to impair the ability of Parent or Purchaser to perform its obligations under this Agreement and which individually or in the aggregate, have not had and are not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries.

                  Section 5.4 Disclosure Documents. (a) At the respective times when they are filed with the SEC or are first published, sent or given to stockholders, the Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. None of the Offer Documents or the information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) None of the information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Proxy Statement, if required as the case may be, will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 5.5 Financing. Parent and Purchaser collectively have, through a combination of cash on hand, committed bank facilities and Parent's U.S. commercial paper program, all the funds necessary to consummate the Offer and the Merger.

                  Section 5.6 Brokers. No broker, investment banker or other person, other than Morgan Stanley & Co., Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Purchaser.

                                   ARTICLE VI
                                    COVENANTS

                  Section 6.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable best efforts, and, subject to the express limitations and agreements set forth in this Section 6.1 and elsewhere in this Agreement, will cause each of its Subsidiaries to use all reasonable best efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its existing relationships with regulators, licensors, licensees, customers, suppliers, employees and any others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to the foregoing, and except as otherwise set forth in Section
6.1 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Purchaser, to do any of the following:

                  (a) adopt any amendment to its certificate of incorporation or By-Laws or comparable organizational documents;

                  (b) issue, reissue, sell, dispose of, encumber or pledge or authorize or propose the issuance, reissuance, sale, disposal, encumbrance or pledge of any of its capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issuance of shares of Company Common Stock upon the exercise of stock options, warrants or restricted stock grants outstanding on the date of this Agreement in accordance with their terms;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on or in respect of any class or series of its capital stock or otherwise make any payments to its shareholders in their capacity as such, except that any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

                  (d) (i) adjust, split, combine, subdivide or reclassify any of its capital stock or (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or of any of its Subsidiaries or any other securities thereof or any rights, options or warrants to acquire such shares or other securities;

                  (e) incur indebtedness or other borrowing or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person (other than the Company or a wholly owned Subsidiary of the Company);

                  (f) make any loans, advances or capital contributions to, or investments in, any person, other than a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

                  (g) modify, amend or waive any right under or terminate any Material Contract;

                  (h) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim with, or enter into any Contract with, or enter into any amendments, waivers of rights under, or modification of, or terminate, any Contracts with, International Business Machines Corp., America Online, Inc., AOL Time Warner Inc. or Enron or their respective current or former affiliates or representatives, as the case may be;

                  (i) settle or compromise any suits, proceedings or claims or threatened suits, proceedings or claims, which settlements or compromises involve, an amount of U.S. $250,000 or more, individually, or U.S. $1,000,000 or more, in the aggregate, or which settlements or compromises, individually or in the aggregate, are otherwise material to the operation of business as conducted and as contemplated to be conducted;

                  (j) except (A) for changes that are required by applicable law, or (B) to satisfy obligations as required under the terms of any Employee Benefit Plan or Employment-Related Agreement in effect as of the date hereof, (i) increase the salary, wages, compensation or fringe or other benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), (ii) pay any benefit or payment not required by any existing Employee Benefit Plan or Employment-Related Agreement (including, but not limited to, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units),
(iii) grant any severance, retention or termination pay, (iv) enter into any employment, consulting, retention or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries, (v) establish, adopt, enter into, make any new grants or awards under, terminate or amend any Employee Benefit Plan or Employment-Related Agreement or plan, program or arrangement that would be an Employee Benefit Plan or Employment-Related Agreement if it were in effect on the date hereof, or any collective bargaining, profit sharing, thrift, compensation, restricted stock, employment, termination, severance or retention plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent required by applicable law, or (vi) pay or promise to pay any bonus, profit-sharing or special compensation to any employee, officer or director or hire, without the consent of Parent, any employee who would be entitled to an annual base salary greater than U.S. $100,000, and with respect to all employees hired after the date hereof, where the combined annual base salaries would exceed U.S. $1,000,000 in the aggregate;

                  (k) authorize or make capital expenditures in excess of U.S. $500,000 in the aggregate or U.S. $100,000 individually;

                  (l) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than ordinary course acquisitions of supplies used in the ordinary course of business consistent with past practice;

                  (m) sell, lease, mortgage or otherwise encumber or dispose of, or permit to exist any encumbrance on, or agree to sell, lease, mortgage or otherwise encumber or dispose of, any of its customer contracts or other assets, other than sales, leases or disposals and agreements to sell, lease or dispose of, that are in the ordinary course of business consistent with past practice;

                  (n) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

                  (o) (i) waive, release, relinquish or assign any contract that is not a Material Contract (including any insurance policy) or other right or claim, (ii) prepay any indebtedness of the Company or any of its Subsidiaries or (iii) modify, cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than, in each case specified in clause (i), (ii) or (iii), in a manner in the ordinary course of business consistent with past practice and which is not material to the business of the Company and its Subsidiaries;

                  (p) enter into any Contracts, which if they had been in existence as of the date of hereof, would have been required pursuant to Section
4.19 to have been listed in Section 4.19 of the Company Disclosure Letter;

                  (q) change any of the accounting methods, principles or practices used by it except as required by the SEC or GAAP;

                  (r) make any Tax election, except as required by law, or settle or compromise any material tax liability;

                  (s) knowingly violate or fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guidance or ordinance; or

                  (t) authorize, recommend, announce, propose or agree to take any of the foregoing actions or any action which would (i) make any representation or warranty in this Agreement that is qualified as to materiality untrue or incorrect, (ii) make any representation or warranty in this Agreement that is not so qualified untrue or incorrect in any material respect or

(iii) except as otherwise permitted by the proviso to Section 6.7(a), be reasonably expected to result in any of the conditions to the Offer set forth in Annex A or to the Merger set forth in Article VII not being satisfied.

                  Section 6.2 Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, unless, to the extent permitted by the proviso to Section 6.7(a), the Board of Directors of the Company approves or recommends a superior proposal (as defined in Section 6.7(a)), each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including those in connection with any governmental antitrust review, the FERC Approvals and the Local Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the obtaining of the approval of the Enron Master Termination Agreement, the Enron Settlement Agreement and the Enron Tender Agreement by the Bankruptcy Court pursuant to a motion in the form attached hereto as Exhibit 6.2 with only such changes as Purchaser and Parent may approve in writing, such approval not to be unreasonably withheld or delayed (the "Motion"), (iv) the defending of any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the Offer and the Merger. Subject to applicable laws and the terms of any relevant agreements with third parties relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will promptly consult the other on, any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, except that, in the case of Parent, only to the extent such communications or notices would have a material effect on Parent's ability to timely consummate the Offer or the Merger. The Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications sent to or received by Parent or the Company and its Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated hereby, except that, in the case of Parent, only to the extent such communications or notices would have a material effect on Parent's ability to timely consummate the Offer or the Merger. Each party shall afford the other party with advance notice of, and a meaningful opportunity to participate in, any such communications to or from Governmental Entities, except that, in the case of Parent, only to the extent such communications or notices would have a material effect on Parent's ability to consummate the Offer or the Merger, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Entities.

                  Section 6.3 Access to Information. Upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and Purchaser, access, at all reasonable times during the period prior to the Effective Time, to all its properties, facilities, books, Contracts, commitments and records (including Tax Returns) and other information as reasonably requested by such party and, during such period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent and Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations and (b) all other information concerning its business, properties and personnel as Parent or Purchaser may reasonably request; provided that no investigation pursuant to this Section 6.3 or otherwise as undertaken in connection with the transactions contemplated hereunder, shall affect or be deemed to modify any representation or warranty made by the Company; provided, further, that the Company in responding to requests from Parent or any Parent representative for access to records or other information of a confidential and competitively sensitive nature may, prior to expiration or termination of the waiting period under the HSR Act, limit such access to Parent's outside accountants, counsel, financial advisors and other outside representatives. During the period prior to the Effective Time, the Company shall use all reasonable efforts to afford Parent and its representatives with a meaningful opportunity to attend the Company's cash management and risk management meetings when they occur, in person or by telephone, solely as observers and without rights to participate in the decision-making; provided that this sentence does not limit or modify any of Purchaser's or Parent's other rights under this Agreement. The parties will hold any information obtained pursuant to this Section 6.3 which is nonpublic, in confidence in accordance with the terms of the letter agreement dated November 1, 2001, between Parent and the Company (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

                  Section 6.4 Company Stockholders Meeting.

                  (a) If approval of this Agreement and the Merger by the stockholders of the Company is required by law, the Company will use its best efforts duly to give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters as soon as practicable following consummation of the Offer. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 6.7(a).

                  (b) Following the consummation of the Offer, if approval of this Agreement and the Merger by the stockholders of the Company is required by law, the Company will, as soon as practicable, prepare and file a preliminary Company Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Company Proxy Statement to be mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly notify Parent thereof and prepare and mail to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon any Company Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company's stockholders and the Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                  (c) Notwithstanding the foregoing, if Purchaser or any other Subsidiary of Parent shall acquire at least 90 percent of the outstanding shares of Company Common Stock, and provided that the conditions to the Company's obligations set forth in Section 7.1 shall have been satisfied or waived, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL. Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Purchaser, Parent or any Subsidiary of Parent or with respect to which Parent then has the right to vote, if any, to be voted in favor of the approval and adoption of this Agreement and the approval of the Merger.

                  Section 6.5 Company Stock Plan; Warrants.

                  (a) Subject to the next sentence, the Company shall use all reasonable best efforts to cause each holder of an outstanding option (collectively, the "Employee Options") to purchase shares of Company Common Stock granted under the Company Stock Plan, whether or not then exercisable, to agree in writing prior to the Effective Time that (i) such holder shall be entitled to receive from the Company on the Closing Date, in lieu of such Employee Option, an amount in cash in respect of each share of Company Common Stock subject to such Employee Option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Employee Option (it being understood that if there is no such excess with respect to any such Employee Option, such holder will not be entitled to receive any cash, securities or other consideration with respect thereto), and (ii) such Employee Option shall be canceled immediately prior to the Effective Time. All amounts payable pursuant to this Section 6.5 shall be subject to any applicable withholding taxes and shall be paid without interest.

                  (b) At the Effective Time, each outstanding Warrant shall be converted into an obligation of the Surviving Corporation to pay upon exercise thereof, and a right of the holder thereof to receive in full satisfaction of such Warrant, cash in an amount in respect thereof equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Warrant. The Surviving Corporation shall make the payment of the amount determined in accordance with the foregoing sentence after the Effective Time promptly upon any exercise by a holder of such Warrant in accordance with its terms.

                  Section 6.6 Company Benefit Plans. The Company agrees that, for a period of one year following the Effective Time, the employees of the Surviving Corporation as of the Effective Time will continue to be provided with employee benefits that are substantially comparable in the aggregate to those presently provided under the Company's current ERISA Plans. At the Effective Time, the Company shall cause the Surviving Corporation expressly to assume the Officer Agreements, the retention plans and the severance plans listed in
Section 4.11 of the Company Disclosure Letter subject to and in accordance with their terms as of the date hereof. Nothing in this Section 6.6 shall be deemed to in any way restrict the ability of the Surviving Corporation to terminate any employee or any Employee Benefit Plan of the Surviving Corporation.

                  Section 6.7 No Solicitation.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information or data with respect to, or otherwise knowingly facilitate any effort or attempt to make or implement, any takeover proposal; provided, however, that (A) the Company may take such actions as are required by Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a takeover proposal, (B) until the earlier of (x) Purchaser's purchase of shares of Company Common Stock pursuant to the Offer and (y) obtaining the affirmative vote required to approve the Merger as set forth under Section 4.15, the Company may participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited bona fide written takeover proposal by such person made after the date hereof, and (C) the Company may recommend such an unsolicited bona fide written takeover proposal to the stockholders of the Company, and may withdraw or modify its recommendation of the Offer, the Merger and this Agreement if and only to the extent that, in the cases of clauses (B) and (C), (i) such takeover proposal provides for the termination and final settlement under the Interim Trading and Credit Agreement and any other Parent supported trades or credit or guarantees of any nature and the payment to Parent as of the date of signing any agreement with respect to such takeover proposal of all amounts owing to Parent in respect thereof as of such termination, (ii) the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors) that such takeover proposal would, if consummated, be more favorable to the Company and its stockholders from a financial point of view than the Offer and the Merger and that, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with independent financial and legal advisors), such takeover proposal is reasonably likely to be completed by such third party, taking into account all legal, financial and other aspects of the proposal and the person making the proposal, (iii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law and (iv) prior to providing any nonpublic information or data to any person in connection with a takeover proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality

Agreement (any such favorable takeover proposal being referred to in this Agreement as a "superior proposal"). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, acting on behalf of the Company, shall be deemed to be a breach of this paragraph by the Company. For purposes of this Agreement, "takeover proposal" means any proposal (including, without limitation, any proposal or offer to stockholders of the Company), other than a proposal by Parent or any of its affiliates, for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving, or any purchase of all or any significant portion of the assets or 5% or more of the equity securities of, the Company or any of its Subsidiaries. For purposes of this Agreement, "takeover transaction" means any transaction or purchase contemplated by a takeover proposal. The Company immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any takeover proposal.

                  (b) Subject to (a) above, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

                  (c) The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of
(a) above of the obligations undertaken in this Section 6.7. The Company shall notify Parent promptly if any inquiries, proposals or offers are received by, any information or data is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its affiliates or any of their representatives with respect to or which could lead to any takeover proposal indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall also promptly request that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any takeover proposal to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries.

                  Section 6.8 Fees and Expenses.

                  (a) Except as provided in this Section 6.8, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                  (b) The Company shall pay to Parent on or prior to the time of termination, except as otherwise specified in clause (ii) below, a fee of U.S. $4.65 million (the "Company Termination Fee"), payable in same day funds, plus all Expenses (as defined below), if:

                  (i)      this Agreement is terminated by Parent pursuant to
                  Section 8.1(e), but in the case of a termination pursuant to and in accordance with 8.1(e)(i) by reason of a breach by the Company of its representations and warranties set forth in this Agreement, only if there is a breach by the Company of its representations and warranties set forth in this Agreement as of the date hereof that would give rise to the failure of a condition set forth in Annex A hereto;

                  (ii) this Agreement is terminated by the Company or Parent at any time after (A) the Offer shall have remained open for a minimum of at least 20 business days, (B) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated pursuant to its terms without the purchase of any shares of Company Common Stock thereunder, and (C) any bona fide takeover proposal that is more favorable to the Company and its stockholders from a financial point of view than the Offer and the Merger shall have been announced or otherwise have become public, and within 12 months after the date of such termination any Person
                  (x) shall have become the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or other voting power of the Company or (y) shall have commenced or shall have publicly announced an intention to commence, a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock or other voting power of the Company; provided that the Company Termination Fee and all Expenses shall be paid by the Company promptly but in no event later than two days after, in the case of (x), the Person's ownership shall have met or exceeded the 50% threshold, and in the case of (y), the earlier of the Person's commencement or announcement of its intention to commence such tender offer or exchange offer; or

                  (iii) this Agreement is terminated pursuant to Section 8.1(c), other than pursuant to 8.1(c)(i).

                  (c) If a Company Termination Fee becomes payable to Parent in accordance with Section 6.8(b), then the Company shall reimburse each of Parent and its affiliates upon demand for all reasonably documented out-of-pocket fees and expenses, but not in excess of U.S. $1,250,000, incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms and, accountants of Parent (collectively, the "Expenses").

                  (d) The Company acknowledges that the agreements contained in paragraphs (b) and (c) of this Section 6.8 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay promptly any amount due pursuant to this Section 6.8 and, in order to obtain such payment, Parent or any of its affiliates commences a suit that results in a judgment against the Company for any such amount, the Company shall pay also to Parent or such affiliate their costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the base rate of Citibank, N.A. from the date such payment was due under this Agreement.

                  Section 6.9 Notification of Certain Matters. The Company will give prompt notice to Parent and Purchaser, and Parent (or Purchaser, as the case may be) will give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement that is qualified as to materiality to be untrue or incorrect or any representation or warranty of the notifying party that is not so qualified to be untrue or incorrect in any material respect or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in any material respect, and
(b) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement of the notifying party to be complied with or satisfied by it hereunder in any material respect. The Company will give prompt notice to Parent and Purchaser of any change or event which has had or is reasonably likely to have a Company material adverse effect, and Parent (or Purchaser, as the case may be) will give prompt notice to the Company of any change or event which has had or is reasonably likely to have a material adverse effect on Parent and its Subsidiaries.

                  Section 6.10 Certain Agreements. Parent and Purchaser acknowledge and agree that, the purchase of shares of Company Common Stock pursuant to the Offer will constitute a "Change of Control" within the meaning of the Company Stock Plan and each Employee Benefit Plan, including, without limiting the generality of the foregoing, the Company's Executive Deferred Compensation Plan and Management Incentive Plan, and of each Officer Agreement, and in addition, that at the time of such purchase, with respect to each officer of the Company, for the purposes of each of the Officer Agreements, there will be a material reduction and modification in the scope or level of the duties, responsibilities, accountabilities or the effective authority associated with such officer's position as a result of the Company ceasing to be a public company.

                  Section 6.11 Public Announcements. The Company, Parent and Purchaser will consult with each other and provide each other a meaningful opportunity to review and comment on, before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public statements prior to such consultation and review and comment process, except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange or the London Stock Exchange. In addition, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on any documents to be filed with the SEC by the Company or any other public statements of the Company to be made, to the extent such filings or statements contain information concerning the Company's financial condition or results of operations, prior to their being filed with the SEC or publicly released, and the Company agrees to give reasonable consideration to the comments of Parent and its counsel in respect thereof.

                  Section 6.12 State Takeover Laws. If any "fair price", "control share acquisition" or "business combination" statute or other takeover or tender offer statute or regulation shall become applicable to the transactions contemplated by this Agreement, Parent, Purchaser and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

                  Section 6.13 Indemnification. The Surviving Corporation, to the extent permitted by applicable law, shall indemnify and hold harmless all current or former officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties"), to the same extent and subject to the same terms as such persons are currently indemnified by the respective charters and By-Laws of the Company and of its Subsidiaries and under any indemnification agreement with the Company, for acts or omissions occurring at or prior to the Effective Time. Furthermore, the By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Ten of the Company's Second Amended and Restated Certificate of Incorporation. Parent will cause to be maintained by the Surviving Corporation for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all directors and officers of the Company on the date hereof, provided that if this Agreement is terminated prior to the consummation of the Merger but after Purchaser's purchase of shares of Company Common Stock pursuant to the Offer, then Parent shall cause such D&O Insurance to be maintained from the date of such termination (unless the Effective Time occurs after such termination in which case this proviso shall be of no force and effect); provided, however, that in any case (i) the Surviving Corporation or Parent may substitute therefor policies of at least the same coverage (with carriers at least equal to in claims paying rating to the Company's existing carriers) containing terms and conditions which are no less advantageous to the officers, directors and employees of the Company and (ii) the Surviving Corporation or Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The provisions of this Section 6.13 are intended for the benefit of, and shall be enforceable by, all current or former officers and directors of the Company and of its Subsidiaries, and such directors' or officers' heirs and personal representatives, and such persons shall be entitled to reimbursement by the Surviving Corporation of fees and expenses (including reasonable attorneys' fees) incurred to enforce the terms of this section. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then the obligations of the Surviving Corporation set forth in this Section 6.13 shall survive such consolidation, merger or transfer. Parent shall be responsible for any breach by the Surviving Corporation of the provisions of this Section 6.13, except in respect of the obligations of the Surviving Corporation under the first and second sentences of this Section 6.13. Any Indemnified Party wishing to claim indemnification under this Section 6.13 from the Surviving Corporation (or Parent in accordance with the terms of this Section 6.13), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation or Parent, as the case may be, thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between Purchaser and the Indemnified Parties that make such assumption unadvisable, in which case the Indemnified Parties may retain counsel, reasonably satisfactory to the Surviving Corporation or Parent, as the case may be, and such party shall pay the reasonable legal expenses of such Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation and Parent, as the case may be, shall not be liable for any settlement effected without its prior written consent; provided, that the Surviving Corporation or Parent, as the case may be, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  Section 6.14 Additional Agreements.

                  (a) Throughout the period prior to the Effective Time, the Company shall use its best efforts to afford Parent with timely advance notice of, and a meaningful opportunity to participate in, any communications, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with International Business Machines Corp., America Online, Inc., AOL Time Warner, Inc. or Enron, or their current or former affiliates or representatives, as the case may be.

                  (b) Throughout the period prior to the Effective Time, the Company shall provide to Parent weekly forecasts in advance and weekly reports as soon as available, on its restricted and unrestricted cash balances.

                  (c) Throughout the period prior to the Effective Time, to the maximum extent permitted by applicable law, the Company shall consult on an ongoing basis with Parent with respect to the Company's existing value at risk, and shall use its reasonable best efforts on an ongoing basis to agree with Parent with respect to implementing a mutually satisfactory means for the Company to promptly reduce the Company's value at risk. The Company agrees to enter into an Interim Trading and Credit Agreement with Parent or its affiliates (the "Interim Trading and Credit Agreement") substantially on the terms of its prior similar agreements with the Enron entities, provided, that the advances and trading exposures that are not cash collateralized shall be limited to not more than U.S. $50 million. In addition, the Company agrees that as of the Determination Date the Company will enter into such hedging transactions on terms and subject to such agreements to which the Company will be a party as are customary in such circumstances, as Parent and Purchaser may request in order to substantially eliminate the effects of commodity price movements and weather on the Company's value at risk. Parent and Purchaser agree to act, or arrange for a third party to act, as counterparty to such hedging transactions and agreements.

                  (d) Upon a request by Parent to do so, the Company agrees to take the actions described in Section 6.14(d) of the Company Disclosure Letter, either prior to Purchaser's purchase of shares of Company Common Stock pursuant to the Offer or prior to the Effective Time, as Parent shall specify in such request.

                  (e)      The Company will record a loss as set forth in
Section 6.14 of the Company Disclosure Letter in its fourth quarter accounts for the calendar year 2001, in respect of the termination of all agreements with Enron as contemplated by the Enron Settlement Agreement.

                                  ARTICLE VII
                                   CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Stockholder Approval. If required by applicable law, this Agreement (insofar as it relates to the Merger) and the Merger shall have been approved and adopted by the requisite affirmative vote or consent of the holders of the shares of Company Common Stock in accordance with applicable law and the Company's Second Amended and Restated Certificate of Incorporation, as amended.

                  (b) Purchase of Shares. Purchaser shall have accepted for purchase and paid for shares of Company Common Stock pursuant to the Offer.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or impairing the consummation of the Merger in any material respect shall be in effect on the Closing Date.

                                  ARTICLE VIII
                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of any matters presented in connection with the Merger:

                  (a) by mutual written consent of Parent, Purchaser and the Company;

                  (b)      by either Parent or the Company if:

                  (i) any permanent order, decree, ruling or other action of a court of competent jurisdiction or other competent Governmental Entity restraining, enjoining or otherwise preventing the consummation of the Offer or the Merger shall have become final and non-appealable;

                  (ii) any required approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment thereof, so long as the failure to obtain the required vote was not caused by a material breach of the terminating party of any of its covenants or agreements set forth in this Agreement; or

                  (iii) Purchaser shall not have purchased shares of Company Common Stock pursuant to the Offer on or before July 1, 2002 unless the failure to consummate the Offer is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled (but not for longer than an additional three months) for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Offer;

                  (c) by the Company if Purchaser shall not have purchased shares of Company Common Stock pursuant to the Offer and (i) (x) Parent and Purchaser shall have breached or failed to perform in any material respect any of their covenants or agreements under this Agreement, or (y) the representations and warranties of Parent and Purchaser set forth in this Agreement, taken as a whole, and without giving effect to any qualifications as to materiality (whether expressed by reference to the words "material" or "material adverse effect" or otherwise) therein, shall not have been accurate and complete when made or thereafter shall have become inaccurate or incomplete, except as has not had and is not reasonably likely to, individually or in the aggregate, prevent or impair in any material respect, the timely consummation of the Offer or the ability of Parent and its Subsidiaries to perform their obligations hereunder, and in the case of (x) or (y), if any such breaches, failures, inaccuracies or failures to be complete are susceptible to cure, have not been cured within ten days following receipt by Parent and Purchaser of notice (specifying in reasonable detail such breach or failure) of such matters from the Company, or (ii) subject to compliance with and to the extent permitted by the proviso to Section 6.7(a), the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, (iii) the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent or Purchaser do not make, within five days of receipt of the Company's written notification of its intention to enter into a binding agreement for a superior proposal, an offer that is at least as favorable, from a financial point of view (in the good faith judgment of the Board of Directors of the Company, after consultation with independent financial and legal advisors), to the stockholders of the Company as the superior proposal, and (iv) the Company has paid to Parent an amount in cash equal to the sum of the Company Termination Fee plus all Expenses as provided by
Section 6.8(b); it being understood that the Company agrees that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth day after it has provided the notice to Parent required thereby and to notify Purchaser promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification;

                  (d) by the Company if Parent or Purchaser shall have failed to commence the Offer within the time required in Section 1.1(a);

                  (e) by Parent if Purchaser shall not have purchased shares of Company Common Stock pursuant to the Offer and (i) there has been a breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Annex A hereto, (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation, of the Offer, the Merger or this Agreement, (iii) the Board of Directors of the Company shall have failed to publicly reaffirm such approval or recommendation within 10 business days of a request by Parent to do so, (iv) the Board of Directors of the Company shall have endorsed, approved or recommended any other takeover proposal, (v) the Company shall have entered into any agreement with respect to any takeover proposal (other than this Agreement), or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                  (f) by Parent or Purchaser if the Merger shall not have been consummated on or before November 30, 2002;

                  (g)      as provided by Section 1.1(f); or

                  (h) by Parent or Purchaser if the condition set forth in clause (h) or (l) of Annex A hereto shall not have been satisfied as of 60 days after the date hereof.

                  Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company (or any of their respective directors, officers, employees, agents or advisors (financial, legal or accounting)), except for the provisions of Section 4.16,
Section 5.6, the last sentence of Section 6.3, Section 6.8, this Section 8.2 and
Article IX, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that in the event the Company has paid Parent a termination fee and all Expenses pursuant to Section 6.8(b)(i) in respect of a termination by Parent pursuant to Section 8.1(e)(i) for the Company's breach of its representations and warranties that was not willful or intentional, the Company shall have no further liability or obligation in connection with any such termination.

                  Section 8.3 Trading Arrangements. Notwithstanding anything else to the contrary, the effectiveness of any termination of this Agreement by the Company shall be conditioned upon the termination and final settlement under the Interim Trading and Credit Agreement and any other Parent supported trades or credit or guarantees of any nature and the payment to Parent of all amounts owing to Parent in respect thereof as of such termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of a party that by its terms expressly contemplates performance after the Effective Time.

                  Section 9.2 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a prior written instrument signed on behalf of such party by a duly authorized officer of such party setting forth in detail the extension or waiver.

                  Section 9.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

                  (a)      if to Purchaser to:

                           Windsor Acquisition Corporation
                           c/o Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Attention:  President
                           Telecopy No.:  (212) 558-3588

                      with copies to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention: Joseph B. Frumkin
                                      Ivan J. Presant
                           Telecopy No.:  (212) 558-3588

                  (b)      if to Parent to:

                           Centrica plc
                           Millstream, Maidenhead Road
                           Windsor, Berkshire SL4 5GD, United Kingdom
                           Attention:  Grant Dawson
                           Telecopy No.:  44 (1753) 494-602
                      with copies to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention: Joseph B. Frumkin
                                            Ivan J. Presant
                           Telecopy No.:  (212) 558-3588

                  (c)      if to the Company, to:

                           NewPower Holdings, Inc.
                           One Manhattanville Road
                           Purchase, New York 10577
                           Attention:  Marc Manly
                           Telecopy No.:  (914) 697-2462

                      with copies to:

                           Sidley Austin Brown & Wood LLP
                           875 Third Avenue
                           New York, New York  10022
                           Attention:  Scott M. Freeman
                           Telecopy No.:  (212) 906-2021

                  Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed to include the Company Disclosure Letter and the Parent Disclosure Letter. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation". References to the "Company" include the Subsidiaries of the Company unless the context clearly requires otherwise. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to February 20, 2002. The phrase "to the knowledge of the Company" and similar phrases refer to the actual knowledge of any executive officer or director of the Company. As used in this Agreement, any reference to a "Company material adverse effect" means a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; provided, that (i) matters to the extent specified as excluded in
Section 9.5 of the Company Disclosure Letter and (ii) changes in wholesale prices of electricity and natural gas in general, shall not be taken into account in determining what constitutes a Company material adverse effect. Without limiting the scope of what constitutes a Company material adverse effect, the parties agree that the existence of any reasonable possibility that the Company will become subject to criminal liability or material civil liability as a result of the Company's dealings, association or relationship with Enron or its affiliates shall be deemed to be a Company material adverse effect (it being understood that mere allegations made in a lawsuit, complaint, investigation, discovery request, publicity or otherwise do not in themselves constitute such a reasonable possibility; provided, however, that facts concerning actions or omissions for which the Company or its directors, officers, employees or agents (under circumstances in which such persons would be entitled to indemnification from the Company) may be liable, may constitute such a reasonable possibility).

                  Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than Sections 6.10, 6.13 and 6.14(d), are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

                  Section 9.8 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE, EXECUTED, DELIVERED AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

                  Section 9.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 9.11 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon such determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  Section 9.12 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 9.2 or an extension or waiver pursuant to
Section 9.3 shall, in order to be
effective, require (a) in the case of Parent, Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company following consummation of the Offer, action by a majority of the members of the Board of Directors of the Company who are not Independent Directors; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in Section 2.7, thereafter but prior to the Effective Time, the affirmative vote of a majority of the Independent Directors, in lieu of the vote required pursuant to clause (b) above, shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement or (iv) amend the Company's Second Amended and Restated Certificate of Incorporation or By-Laws. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           CENTRICA PLC



                                           By: /s/ Grant Dawson
                                              ______________________________
                                              Name: Grant Dawson
                                              Title: General Counsel & Secretary

                                           WINDSOR ACQUISITION CORPORATION



                                           By: /s/ Nicholas Fulford
                                              ______________________________
                                              Name: Nicholas Fulford
                                              Title: Treasurer

                                           NEWPOWER HOLDINGS, INC.



                                           By: /s/ H. Eugene Lockhart
                                              ______________________________
                                              Name: H. Eugene Lockhart
                                              Title: Chairman, President &
                                                     Chief Executive Officer

                             Index of Defined Terms

Defined Term                                                                            Location of Definition
Action................................................................................        Section 4.8(c)
Agreement.............................................................................        Preamble
Bankruptcy Court......................................................................        Recitals
Certificate of Merger.................................................................        Section 2.1(b)
Certificates..........................................................................        Section 3.1(c)
Closing...............................................................................        Section 2.2
Closing Date..........................................................................        Section 2.2
Code..................................................................................        Section 3.5
Company...............................................................................        Preamble
Company Common Stock .................................................................        Recitals
Company Disclosure Letter.............................................................        Section 4.2(b)
Company material adverse effect ......................................................        Section 9.5
Company Proxy Statement...............................................................        Section 4.7(b)
Company SEC Documents.................................................................        Section 4.6
Company Stock Plan....................................................................        Section 4.2(a)
Company Termination Fee ..............................................................        Section 6.8(b)
Confidentiality Agreement.............................................................        Section 6.3
Constituent Corporations..............................................................        Preamble
Contract .............................................................................        Section 4.4(a)
DGCL..................................................................................        Section 2.1(a)
DLJ Tender Agreement..................................................................        Preamble
D&O Insurance.........................................................................        Section 6.13
Determination Date....................................................................        Section 1.1(d)
Dissenting Stockholder................................................................        Recitals
Effective Time........................................................................        Section 2.1(b)
Enron.................................................................................        Recitals
Enron Master Termination Agreement....................................................        Recitals
Enron Settlement Agreement............................................................        Recitals
Enron Tender Agreement................................................................        Recitals
Employee Benefit Plan.................................................................        Section 4.11(b)
Employee Options......................................................................        Section 6.5(a)
Employment-Related Agreements.........................................................        Section 4.11(j)
Environmental Laws....................................................................        Section 4.17(b)
ERISA.................................................................................        Section 4.11(a)
ERISA Affiliate ......................................................................        Section 4.11(f)
ERISA Plans ..........................................................................        Section 4.11(b)
Exchange Act..........................................................................        Section 1.1(a)
Expenses..............................................................................        Section 6.8(c)
Expiration Date.......................................................................        Section 1.1(a)
FERC..................................................................................        Section 4.4(a)
FERC Approvals .......................................................................        Section 4.4(a)

Filing Office.........................................................................        Section 2.1(b)
GAAP..................................................................................        Section 4.6
Governmental Entity...................................................................        Section 4.4(a)
Hazardous Substances..................................................................        Section 4.17(b)
HSR Act...............................................................................        Section 4.4(a)
Indemnified Parties ..................................................................        Section 6.13
Independent Directors.................................................................        Section 2.7
Information Statement.................................................................        Section 8.7(a)
Interim Trading and Credit Agreement..................................................        Section 6.14(f)
IP Rights.............................................................................        Section 4.14
IRS...................................................................................        Section 4.10(a)
Liens.................................................................................        Section 4.2(b)
Local Approvals.......................................................................        Section 4.4(a)
Material Contracts....................................................................        Section 4.19
Merger................................................................................        Recitals
Merger Consideration..................................................................        Section 3.1(c)
Minimum Condition.....................................................................        Annex A
Motion ...............................................................................        Section 6.2
Offer.................................................................................        Recitals
Offer Documents.......................................................................        Section 1.1(b)
Offer to Purchase.....................................................................        Section 1.1(a)
Officer Agreements....................................................................        Section 4.9
Parent................................................................................        Preamble
Parent Disclosure Letter..............................................................        Section 5.3
Paying Agent..........................................................................        Section 3.2(a)
PECO..................................................................................        Section 4.20
PECO Contracts........................................................................        Section 4.20
Per Share Amount......................................................................        Recitals
Person ...............................................................................        Section 6.8(b)
Purchaser.............................................................................        Preamble
Real Property.........................................................................        Section 4.17(b)
Rights................................................................................        Section 4.2(c)
SEC...................................................................................        Section 1.1(a)
Securities Act........................................................................        Section 4.6
Schedule 14D-9 .......................................................................        Section 1.1(a)
Schedule TO...........................................................................        Section 1.1(b)
Stockholders Meeting..................................................................        Section 6.4(a)
Subsidiary............................................................................        Section 3.1(b)
superior proposal.....................................................................        Section 6.7(a)
Surviving Corporation.................................................................        Recitals
takeover proposal.....................................................................        Section 6.7(a)
takeover transaction .................................................................        Section 6.7(a)
Tax Return............................................................................        Section 4.10(c)
Taxes.................................................................................        Section 4.10(c)
Violations............................................................................        Section 4.4(a)
Voting Debt...........................................................................        Section 4.2(c)

Warrants..............................................................................        Section 4.2(a)

                                    ANNEX A
                                       to
                          Agreement and Plan of Merger


                  Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Company Common Stock, or may, in its sole discretion (subject to the Merger Agreement), terminate or amend the Offer if (i) there shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with the number of shares of Company Common Stock owned by Parent or Purchaser, if any, that represents at least a majority of the total issued and outstanding shares of Company Common Stock (assuming the exercise of all options, warrants and other rights to purchase shares of Company Common Stock then outstanding that have an exercise price equal to or less than the Per Share Amount) (the "Minimum Condition"), (ii) any applicable waiting periods under the HSR Act shall not have terminated or expired, (iii) any necessary FERC Approvals shall not have been obtained or made, (iv) any necessary notices, filings or approvals listed on Schedule 4.4. of the Company Disclosure Letter or Section 5.3. of the Parent Disclosure Letter shall not have been obtained or made and any waiting periods shall not have expired without commencement of a hearing process that has not resulted in approvals necessary for the Company to continue its business in such jurisdiction provided that, none of the notices, filings or approvals referred to in clauses (iii) and (iv) shall be deemed obtained or made if such shall be subject to or result in any condition or restriction the effect of which, together with any other such conditions or restrictions, is reasonably likely to
(x) have a Company material adverse effect, (y) have a material adverse effect on Parent's North American business or (z) materially and adversely impact the reasonably anticipated economic and business benefits to Parent and its Subsidiaries of the transactions contemplated hereby, or (v) if on or after the date of the Merger Agreement, and at or before the Expiration Date, as such date may be extended from time to time pursuant to the Merger Agreement, any of the following events shall occur:

                  (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the London Stock Exchange, (ii) any material decrease in the number of U.S. Dollars that can be purchased for a given amount of British pounds sterling or euro, or a suspension of, or limitation on, the markets therefor, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iv) any outbreak or escalation of major hostilities in which the United States or the United Kingdom is involved, any declaration of war by Congress or any substantial national or international calamity or emergency directly or indirectly involving the United States or the United Kingdom, which has affected and continues to affect adversely and materially the capital markets in the United States or the United Kingdom, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (b) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement which breach or failure is incapable of being cured or has not been cured prior to the earlier of (x) the final Expiration Date and (y) within 10 days after the giving of written notice thereof (specifying in reasonable detail such breach or failure) to the Company, provided that if any executive officer of Parent shall have been aware of facts giving rise to -------- such breach or failure and aware that such facts constitute such a breach or failure, more than 10 days in advance of the final Expiration Date and Parent or Purchaser shall not have delivered notice thereof to the Company until less than 10 days in advance of the final Expiration Date, and by reason of the Company not having 10 days to cure, the Company is unable to cure such breach or failure notwithstanding its reasonable best efforts to do so, the Company shall be entitled to effect a cure during such additional amount of days as would add to 10 days from the date the notice was actually given to the Company, or (ii) (A) each of the representations and warranties of the Company contained in Sections 4.2, 4.3, and 4.5 shall not have been accurate and complete when made or thereafter shall have become inaccurate or incomplete, or (B) the other representations and warranties of the Company set forth in the Merger Agreement, taken as a whole, and without giving effect to any qualifications as to materiality (whether expressed by reference to the words "material" or "material adverse effect" or otherwise) therein, shall have not been accurate and complete when made or thereafter shall have become inaccurate or incomplete, except with respect to (B) only, as has not had and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

                  (c) there shall have been threatened, instituted or pending any suit, claim, action, litigation, proceeding, investigation or other application by or before any Governmental Entity which has any reasonable likelihood of success: (i) challenging or seeking to, or which is reasonably likely to, make illegal or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other material requirements, in addition to those required by Federal securities laws and the DGCL each as in effect on the date of the Offer, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the shares of Company Common Stock by Parent, Purchaser or any other affiliate of Parent or the consummation of the Offer or the Merger or the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to obtain any material damages relating to the transactions contemplated by the Offer or the Merger; (iii) seeking to prohibit, or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or any material portion of their or the Company's business, license or other assets (including the business, license or other assets of their respective affiliates and Subsidiaries), or to compel Parent or Purchaser to dispose of or hold separate all or any material portion of Parent's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and Subsidiaries) as a result of the transactions contemplated by the Offer or the Merger; (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock including, without limitation, the right to vote the shares of Company Common Stock purchased by them or their affiliates on an equal basis with all other shares of Company Common Stock on all matters properly presented to the stockholders; or (v) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any shares of Company Common Stock, or any statute, rule, regulation, judgment, decree, order or injunction (whether temporary, preliminary or permanent) shall be proposed, with a reasonable possibility of success, enacted, promulgated, entered, enforced or deemed to become applicable to the Offer or the Merger or the business operations of the Company or its Subsidiaries by any Governmental Entity that results in (or would result in) any of the effects of, or has (or would have) any of the consequences referred to in clauses (i) through (v) above;

                  (d) any person, entity or group shall have entered into a definitive agreement with the Company with respect to a takeover proposal (as defined in Section 6.7 of the Merger Agreement) with or involving the Company or any of its Subsidiaries;

                  (e) any event, change or development shall have occurred or been discovered, which, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect (as defined in Section 9.5 of the Merger Agreement);

                  (f) (i) after the date of the Merger Agreement, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser or any of their respective Subsidiaries or affiliates (collectively, a "Person") shall have commenced, or shall have publicly announced an intention to commence (or such intention shall have become public), a tender offer or exchange offer for 15% or more of the shares of Company Common Stock, or (ii) the Board of Directors of the Company (or a committee thereof) shall have amended, modified or withdrawn in a manner adverse to Parent or Purchaser, its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other takeover proposal, or shall have resolved to do any of the foregoing;

                  (g) the Company or any of its Subsidiaries (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof, (iv) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), (v) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, or (vi) has a secured party take possession of any significant assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed, or restrained, in each case within 30 days thereafter;

                  (h) the approval by the Bankruptcy Court, with respect to the execution, delivery or performance of the Enron Master Termination Agreement, the Enron Settlement Agreement, the Enron Tender Agreement by each of the parties thereto, other than Parent and Purchaser, shall not have been obtained or shall not remain in full force and effect;

                  (i) the consummation of the transactions under the Enron Settlement Agreement shall not have occurred;

                  (j)      the Offer, if it shall have been extended pursuant to
         Section 1.1(e), shall not have expired;

                  (k) Enron or any of the other parties thereto (other than Parent and Purchaser) shall not have complied with their covenants and agreements in the Enron Tender Agreement; or

                  (l) the Bankruptcy Court shall not have granted a final non-appealable order approving the Motion without the imposition of any conditions or limitations with respect thereto;

                  (m) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the shares of Company Common Stock;

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the shares of Company Common Stock.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition or may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

                                  SCHEDULE 1.1

SCHEDULE 1.1

         The Offer Price shall be adjusted to account for changes in the value of the Commodity Position Cost caused by commodity price movements as follows:

         (a) If the Second Commodity Position Cost Per Share is within $.065 of the First Commodity Position Cost Per Share, then the Offer Price shall not be adjusted and shall remain $1.05.

         (b) If the Second Commodity Position Cost Per Share is less than the First Commodity Position Cost Per Share BY MORE THAN $0.065, then the Offer Price shall be an amount equal to:

             (x) $1.05

             plus

                          (y) the result obtained by subtracting $0.065 from the
             amount determined by subtracting the Second Commodity Position Cost Per Share from the First Commodity Position Cost Per Share.

         (c) If the Second Commodity Position Cost Per Share is greater than the First Commodity Position Cost Per Share BY MORE THAN $0.065, then the Offer Price shall be an amount equal to:

             (x) $1.05

             less

             (y) the result obtained by subtracting $0.065 from the amount determined by subtracting the First Commodity Position Cost Per Share from the Second Commodity Position Cost Per Share;

provided that the Offer Price shall not be less than zero.

         (d) For purposes of this Schedule 1.1, the following terms shall have the meanings specified:

         "Business Day" means any day on which NYMEX is not closed.

         "Cash Balance of the Month Price" means (i) if the Price Source is Natural Gas -- NYMEX, then Natural Gas -- ICE with the applicable strip being for the balance of the month (abbreviated "Bal Month" or "Balance Month") and
(ii) if the Price Source is Power -- ERCOT Peak -- ICE, then Power -- ERCOT Peak -- ICE with the applicable strip being for the balance of the month (abbreviated "Bal Month" or "Balance Month").

         "Cash Daily Price means (i) if the Price Source is Natural Gas -- NYMEX, then Natural Gas -- Henry Hub -- Gas Daily and (ii) if the Price Source is Power -- ERCOT Peak -- ICE, then Power -- ERCOT Peak -- Megawatt Daily.

         "Commodity Position Cost", on any date, means the following, calculated using amounts determined as of such date:

                            5           N
         ABSOLUTE VALUE [ (SIGMA)  [ (SIGMA) (VCM *  PMCM) / (1 + RM)  ] ]
                          C = 1       M = 1

         , where:

                  VCM means volume for commodity C in delivery month M (see Exhibit A attached for volumes applicable to each commodity by delivery month), where a short volume is indicated by a negative number, and a long volume is indicated by a positive number.

                  PMCM means, on any date, the arithmetic average of the Specified Price calculated on the Pricing Dates for such date for commodity C in delivery month M.

                  RM means the discount rate applicable to delivery month M (as set forth in Exhibit A).

         "Commodity Position Cost Per Share", on any date, means the Commodity Position Cost on such date divided by the number of Fully Diluted Shares.

         "Expiration Date" means with respect to a Price Source and a specific Interval Period, the last Business Day on which the Price Source publishes a price for such Interval Period (e.g., the last Business Day that NYMEX -- NATURAL GAS publishes a price for the Delivery Month March 2002 is February 26,
2002). If the Determination Date should occur after the Expiration Date with respect to a Price Source and a specific Interval Period, then the Determination Date shall be deemed to have occurred on the Expiration Date with respect to such Price Source and specific Interval Period.

         "First Commodity Position Cost Per Share" means the Commodity Position Cost Per Share on the date hereof.

         "Gas Daily" means Gas Daily, or any successor publication, published by The McGraw-Hill Companies, Inc., or its successor.

         "ICE" means the Intercontinental Exchange, Inc. or its successor.

         "Interval Period" shall mean the time period (i.e., one month or a block of contiguous months) containing the applicable delivery month as set forth in Exhibit A. For

Interval Periods of one month, the Interval Period and the delivery month shall be the same and can be used interchangeably.

         "Megawatt Daily" means Megawatt Daily, or any successor publication, published by The McGraw-Hill Companies, Inc., or its successor.

         "MMBTU" and "mmbtu" each means one million British thermal units.

         "MWH" and "mwh" each means megawatt hour.

         "Natural Gas -- CGT/Appalachia -- ICE" means the price per MMBTU as published by ICE having the product description "NG Fin BS, LD1 for IF" and the hub description "TCO" for the strip corresponding to the applicable Interval Period stated in U.S. Dollars

         "Natural Gas -- Henry Hub -- Gas Daily" means the price per MMBTU of natural gas stated in US dollars, published under the heading, "Daily Price
Survey: Louisiana-Onshore South: Henry Hub: Midpoint", in the issue of Gas Daily that reports prices effective for such calendar day. If Gas Daily does not publish a price effective for such calendar day, then the price for such calendar day shall be the price published by Gas Daily effective for the closest preceding calendar day for which Gas Daily has published a price.

         "Natural Gas -- ICE" means the price per MMBTU as published by ICE having the product description "NG Fin, FP for LD1" and the hub description "Henry" for the strip corresponding to the applicable Interval Period stated in U.S. Dollars

         "Natural Gas -- NYMEX" means the price per MMBTU of natural gas on the NYMEX of the futures contract applicable to the Interval Period stated in U.S. Dollars.

         "Natural Gas -- SONAT/LA -- ICE" means the price per MMBTU as published by ICE having the product description "NG Fin BS, LD1 for IF" and the hub description "SONAT-T1" for the strip corresponding to the applicable Interval Period stated in U.S. Dollars

         "NYMEX" means the New York Mercantile Exchange or its successor.

         "Power -- ERCOT Offpeak -- ICE" means the price per MWH as published by ICE having the product description "Firm-LD Off-Peak" and the hub description "Ercot Off-Peak" for the strip corresponding to the applicable Interval Period stated in U.S. Dollars

         "Power -- ERCOT Peak -- ICE" means the price per MWH as published by ICE having the product description "Firm-LD Peak" and the hub description "Ercot" for the strip corresponding to the applicable Interval Period stated in U.S. Dollars

         "Power -- ERCOT Peak -- Megawatt Daily" means the price per MWH of peak electricity stated in US dollars, published under the heading, "Trades for Standard 16-hour Daily Products: ERCOT: Index", in the issue of Megawatt Daily that reports prices effective for such calendar day. If Megawatt Daily does not publish a price effective for such calendar day, then the price for such calendar day shall be the price published by Megawatt Daily effective for the closest preceding calendar day for which Megawatt Daily has published a price.

         "Price Source" means Natural Gas -- NYMEX, Natural Gas -- ICE, Power-ERCOT Peak -- ICE, Power -- ERCOT Offpeak -- ICE, Natural Gas -- SONAT/LA -- ICE and Natural Gas -- CGT/Appalachia -- ICE.

         "Pricing Dates" for any date means such date and the first two Business Days immediately preceding such date, except that if such date is the date of this Agreement, then the "Pricing Dates" for such date means such date and the first two Business Days immediately succeeding such date; provided that if the Specified Price is determined on the basis of quotations from Referenced Dealers, the Pricing Date shall not include any preceding Business Days for which the Specified Price was also determined on the basis of quotations from Referenced Dealers.

         "Referenced Dealers" shall mean Amerex, Prebon, NatSource, TFS, Sempra Energy Trading Corp., Morgan Stanley Capital Group Inc., Aquila Energy Marketing Corp. and any other leading dealer in natural gas or electricity that is mutually agreed to by Parent and the Company.

         "Second Commodity Position Cost Per Share" means the Commodity Position Cost Per Share on the Determination Date.

         "Specified Price" shall mean:

                  (i) if the Price Source is Natural Gas -- NYMEX, the closing settlement price on the Pricing Date for the applicable Interval Period as published by NYMEX; and

                  (ii) if the Price Source is published by ICE,

                           (a) the volumetric weighted average of all
                  transactions completed on the Pricing Date for the applicable Interval Period, or

                           (b) if (a) is not applicable because no transactions
                  have been completed on the Pricing Date, the arithmetic mean of the bid quotation and the ask quotation as of 2:30 P.M. Eastern Standard Time on the Pricing Date for the applicable Interval Period.

If the Specified Price can not be determined as set forth above due to the failure of the Price Source to announce or publish the Specified Price, and the Price Source is:

                  (i) Natural Gas -- NYMEX, then Natural Gas -- ICE shall be substituted as the Price Source and the Specified Price shall be determined as set forth in (ii) above, or

                  (ii) published by ICE, then the Specified Price for such Pricing Date shall be determined on the basis of quotations from Morgan Stanley Capital Group Inc.,

         Aquila Energy Marketing Corp. and two additional Referenced Dealers (one chosen by each party) by seeking actual quotations at the mean of the "bid" and "ask" from such Referenced Dealers and taking the arithmetic average of those quotations obtained; provided that if four quotations are not available, then the maximum number of quotations, fewer than four quotations, then obtainable shall be used; and if no quotations are available then Parent and the Company shall mutually agree on an alternative method for determining the Specified Price. All quotations obtained shall reflect, in all material respects, pricing on the same basis as the original Price Source (including, but not limited to, the same commodity specifications, delivery period, delivery location and whether delivery is firm or interruptible), and all ERCOT-related pricing shall reflect "seller's choice" transactions that are not zone specific.

Furthermore, if the Specified Price is for an Interval Period which is contains two or more months, then each month in such Interval Period will carry an Interval Weighting (a percentage as set forth in Exhibit A). The Interval Weighting applicable to each month in the Interval Period shall be multiplied by the Specified Price for the Interval Period and the product shall be the Specified Price for the applicable month in the Interval Period.

Notwithstanding the foregoing, if (i) the Price Source is Natural Gas -- NYMEX or Power -- ERCOT Peak--ICE, (ii) the applicable Interval Period includes only one delivery month and (iii) the Determination Date occurs in a month following the month in which the Expiration Date with respect to such Price Source and such Interval Period occurred, then the last sentence in the definition of "Expiration Date" shall not apply and the Specified Price shall be equal to the volumetric weighted average price for such Interval Period calculated as specified in the next sentence. For purposes of the next preceding sentence, (i) the daily volume during such Interval Period shall be deemed to equal the volume for the delivery month included in such Interval Period divided by the total number of days in such delivery month and (ii) the price for each calendar day in such Interval Period occurring (A) on or prior to such Pricing Date shall be deemed to equal the Cash Daily Price applicable to such calendar day and (B) after such Pricing Date shall be deemed to equal the Cash Balance of the Month Price.

         EXHIBIT A                                                       Page 6

         DISCOUNT RATE

         MERGER AGREEMENT DATE                             8-Feb-02

                     PER ANNUM RATE =                            5%

      (M)                DELIVERY MONTH               INTERVAL PERIOD             DISCOUNT RATE (R)
---------------------------------------------------------------------------------------------------
       1                     March-02                      March-02                       0.0042
       2                     April-02                      April-02                       0.0083
       3                       May-02                        May-02                       0.0125
       4                      June-02                       June-02                       0.0167
       5                      July-02                       July-02                       0.0208
       6                    August-02                     August-02                       0.0250
       7                 September-02                  September-02                       0.0292
       8                   October-02                    October-02                       0.0333
       9                  November-02                   November-02                       0.0375
      10                  December-02                   December-02                       0.0417
      11                   January-03                    January-03                       0.0458
      12                  February-03                   February-03                       0.0500
      13                     March-03                      March-03                       0.0542
      14                     April-03                      April-03                       0.0583
      15                       May-03                        May-03                       0.0625
      16                      June-03                       June-03                       0.0667
      17                      July-03                       July-03                       0.0708
      18                    August-03                     August-03                       0.0750
      19                 September-03                  September-03                       0.0792
      20                   October-03                    October-03                       0.0833
      21                  November-03                   November-03                       0.0875
      22                  December-03                   December-03                       0.0917
      23                   January-04                    January-04                       0.0958
      24                  February-04                   February-04                       0.1000
      25                     March-04                      March-04                       0.1042
      26                     April-04                      April-04                       0.1083
      27                       May-04                        May-04                       0.1125
      28                      June-04                       June-04                       0.1167
      29                      July-04                       July-04                       0.1208
      30                    August-04                     August-04                       0.1250
      31                 September-04                  September-04                       0.1292
      32                   October-04                    October-04                       0.1333
      33                  November-04                   November-04                       0.1375
      34                  December-04                   December-04                       0.1417
      35                   January-05                    January-05                       0.1458
      36                  February-05                   February-05                       0.1500
      37                     March-05                      March-05                       0.1542
      38                     April-05                      April-05                       0.1583
      39                       May-05                        May-05                       0.1625
      40                      June-05                       June-05                       0.1667
      41                      July-05                       July-05                       0.1708
      42                    August-05                     August-05                       0.1750
      43                 September-05                  September-05                       0.1792
      44                   October-05                    October-05                       0.1833